Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 22, 2011 of our report dated April 11, 2011, with respect to the consolidated financial statements and schedule of New York & Company, Inc., and the effectiveness of internal control over financial reporting of New York & Company, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2011, filed with the Securities & Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

November 21, 2011